NEWSRELEASE

Teledyne Completes Acquisition of Scientific Imaging
Businesses of Roper Technologies

THOUSAND OAKS, Calif. and SARASOTA, Fla. – February 5, 2019 – Teledyne Technologies Incorporated (NYSE:TDY) (“Teledyne”) and Roper Technologies, Inc. (NYSE:ROP) (“Roper”) jointly announced today the successful completion of the previously announced acquisition by Teledyne of the Scientific Imaging businesses of Roper for $225 million in cash. The Scientific Imaging businesses include Princeton Instruments, Photometrics and Lumenera, as well as other brands.

The Scientific Imaging businesses provide a range of imaging solutions, primarily for life sciences, academic research and customized OEM industrial imaging solutions. Princeton Instruments and Photometrics manufacture state-of-the-art cameras, spectrographs and optics for advanced research in physical sciences, life sciences research and spectroscopy imaging. Applications and markets include materials analysis, quantum technology and cell biology imaging using fluorescence and chemiluminescence. Lumenera primarily provides rugged USB-based customized cameras for markets such as traffic management, as well as life sciences applications.

“These Scientific Imaging businesses have similar capabilities and are highly complementary to Teledyne’s products and markets,” said Robert Mehrabian, Executive Chairman of Teledyne. “We were pleased to close this acquisition quickly, and we are excited to welcome these businesses and their employees to Teledyne.”

About Teledyne Technologies
Teledyne Technologies is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne’s operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne’s website at www.teledyne.com.

About Roper Technologies
Roper Technologies is a constituent of the S&P 500, Fortune 1000 and the Russell 1000 indices. Roper operates businesses that design and develop software (both license and software-as-a-service) and engineered products and solutions for a variety of niche end markets. Additional information about Roper is available on the company’s website at www.ropertech.com.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to an acquisition of a business. Actual results could differ materially from these forward-looking statements. Many factors, including the ability of Teledyne and the Scientific Imaging businesses to achieve anticipated synergies and Teledyne’s ability to integrate the Scientific Imaging businesses, as well as market and economic conditions beyond Teledyne’s control, could change anticipated results. There are additional risks associated with owning and operating businesses internationally, including those arising from U.S. and foreign policy changes or actions and exchange rate fluctuations.

Teledyne Technologies    Roper Technologies

Contact:	Jason VanWees (805) 373-4542	Contact:	Investor Relations (941) 556-2601